Accountants’ Consent

The Board of Directors

Partners Financial Corporation

Naples, Florida:

We consent to the use of our report dated October 27, 2004, relating to the balance sheet as of September 30, 2004, and the related consolidated statement of operations, stockholders’ deficit and cash flows for the period from February 11, 2004 (date of incorporation) to September 30, 2004, and to the use of our name under the caption of “Experts,” in the Amendment No. 1 to the Registration Statement on Form SB-2 of Partners Financial Corporation.

/s/ Hacker, Johnson & Smith PA
HACKER, JOHNSON & SMITH PA Tampa, Florida December 7, 2004